SPECIAL RESTRICTED STOCK UNIT AWARD
Terms and Conditions
May 9, 2025
1.Establishment and Objectives.
1.1Establishment. The Compensation and Human Capital Committee (the “Committee”) of the Board of Directors of United Parcel Service, Inc. has made or approved, as applicable, the Award of RSUs pursuant to Article 8 of the ICP. This document sets forth the terms and conditions under which the Award shall be made and administered. Section 8 herein defines certain terms used in this document. Capitalized terms used but not defined herein shall have the meanings set forth in the Grant Notice, or if not defined therein, then in the ICP.
1.2Objectives. The objectives of the Award are to help retain and motivate the Company’s management team during a critical transition time for the Company.
2.Administration.
2.1Authority of the Committee. The Committee will administer the Award in accordance with the terms of the ICP.
2.2Decisions Binding. All decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, its shareowners, any employee, and their estates and beneficiaries.
3.Account Credits and DEUs. The Participant’s Account will be credited with the RSUs granted to such Participant pursuant to the Grant Notice. In addition, pursuant to Article 8.5 of the ICP, the Participant’s Account will be credited with dividend equivalent units (“DEUs”) each time dividends are paid on a Share as follows: (a) in the case of Share dividends, by multiplying the per Share dividend by the number of RSUs and DEUs credited to the Account immediately prior to the adjustment for the dividend; and (b) in the case of a cash dividend or non-Share property dividend, by (i) multiplying the cash dividend paid per Share or the fair market value of the property transferred per Share by the number of RSUs and DEUs credited to the Account immediately prior to adjustment for the dividend and (ii) dividing the product by the Fair Market Value of a Share on the last full trading day before the dividend is paid.
4.Award Document. The Participant will receive a Grant Notice that sets forth the Grant Date and the number of RSUs credited to the Participant’s Account on such Grant Date. Such Grant Notice, together with this document, shall constitute the “Award Document” for the Award for purposes of the ICP (the “RSU Award Documents”).
5.Vesting. If the Participant remains an active employee through the first anniversary of the Grant Date, then 25% of the RSUs and any related DEUs credited to the Participant’s Account will vest on such date; if the Participant remains an active employee through the second anniversary of the Grant Date, then 25% of the RSUs and any related DEUs credited to the Participant’s Account will vest on such date; and if the Participant remains an active employee through the third anniversary of the Grant Date, then the remaining 50% of the RSUs and any related DEUs credited to the Participant’s Account will vest on such date (each date, a “Vesting Date”). Vested RSUs will be settled at the time provided for in Section 6. Except as set forth below, if the Participant’s employment is terminated for any reason prior to the final Vesting Date, then the Participant’s unvested RSUs and DEUs will be forfeited and cancelled for no consideration.

5.1Death. If the Participant’s employment terminates as a result of death, then Shares attributable to the number of RSUs and DEUs credited to the Participant’s Account will become fully vested and will be settled at the time provided for in Section 6.
5.2Disability. If the Participant’s employment terminates as a result of disability, then the unvested RSUs and DEUs credited to the Participant’s Account will continue to vest as if the Participant’s remained an employee through each remaining Vesting Date and will be settled at the time provided for in Section 6.
6.Payment of Awards. Within 30 days following each Vesting Date, the number of vested RSUs and related DEUs credited to the Participant’s Account will convert into an equal number of Shares and be transferred to the Participant; provided, however, that in the event either of the following events occurs prior to any Vesting Date, the RSUs and related DEUs credited to the Participant’s Account, to the extent vested for purposes of Code § 409A, will convert into an equal number of Shares and be transferred to the Participant (or, upon the Participant’s death, to the Participant’s estate) within 30 days following such event: (a) the Participant’s death; or (b) a “change in control event” as defined for purposes of Treasury Regulation Section 1.409A-3(i)(5).
7.Miscellaneous.
7.1Awards Subject to the Terms of the ICP. This Award is subject to the terms of the ICP. In the event of any inconsistency between the terms of the RSU Award Documents and the ICP, the ICP shall govern.
7.2Section 409A. This Award is intended either to be exempt from Code § 409A and the 409A Guidance or to comply with Code § 409A and the 409A Guidance. The RSU Award Documents and the ICP shall be administered in a manner consistent with this intent, and any provision that would cause the RSU Award Documents or the ICP to fail to satisfy Code § 409A or the 409A Guidance shall have no force or effect until amended to comply with or be exempt from Code § 409A and the 409A Guidance (which amendment may be retroactive to the extent permitted by Code § 409A and the 409A Guidance and may be made by the Company without the Participant’s consent).
7.3Amendment and Termination. Any amendment to the ICP shall be deemed an amendment to the RSU Award Documents to the extent that the amendment is applicable hereto; provided that (a) no amendment shall materially adversely affect the rights of the Participant under the RSU Award Documents without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Code § 409A and the 409A Guidance or Section 10D of the Exchange Act.
7.4Rights as a Shareowner. Except as provided herein, the Participant will not have any rights of a shareowner of the Company (including voting and dividend rights) with respect to the RSUs covered by this Award.
7.5Adjustment. The Award and the number of Shares issuable for the Award and the other terms and conditions of the Award are subject to adjustment as provided in Sections 4.5 and 15.2 of the ICP.
7.6Transferability. This Award may not be sold, gifted or otherwise transferred.
7.7No Right to Future Awards or Employment. The grant of the Award to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in the RSU Award Documents shall confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or adjust the Participant’s compensation.
7.8Severability. The provisions of the RSU Award Documents are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
7.9Withholding. The Award will be reduced for applicable taxes, or the Participant will be required to remit taxes to the Company in accordance with the terms of the ICP.
7.10Acknowledgement. By accepting the grant of the Award, the Participant accepts and acknowledges the terms and conditions included in this document. The Participant acknowledges that the Participant (i) has received a copy of the ICP, (ii) has had an opportunity to review the terms of this RSU Award Documents and the ICP, (iii) understands the terms and conditions of the RSU Award Documents and the ICP and (iv) agrees to such terms and conditions.
7.11Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Award and the Participant’s participation in the ICP, or future awards that may be granted under the ICP, by electronic means or request the Participant’s consent to participate in the ICP by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the ICP through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
8.Definitions. Except as set forth below, capitalized terms shall have the meanings set forth in the ICP.
8.1Account. Means a bookkeeping account maintained to keep track of the Award and any adjustments made to such Award.
8.2Board. Means the Board of Directors of United Parcel Service, Inc.
8.3Code. Means the Internal Revenue Code of 1986, as amended from time to time.
8.4DEUs. Means dividend equivalent units for dividends paid on a Share. Each DEU will have a value equal to one Share.
8.5ICP. Means the United Parcel Service, Inc. 2021 Omnibus Incentive Compensation Plan, as amended from time to time, or any successor plan.
8.6Share. Means a share of class A common stock of the Company.
8.7RSU. Means a Restricted Stock Unit, which is a bookkeeping unit, the value of which corresponds to one Share.